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                                                                   Exhibit 10.6


                        ORTHOPAEDIC BIOSYSTEMS LTD., INC.

                              EMPLOYMENT AGREEMENT


                   (Amended and Restated as of July 6, 1998)


         THIS AGREEMENT is made as of the 5th day of January, 1998, by and between ORTHOPAEDIC BIOSYSTEMS LTD., INC., an Arizona corporation with its principal place of business at 15990 N. Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 (hereinafter the "Company"), and JAMES W. HART (hereinafter the "Employee").

         WHEREAS, the Company is engaged in the business of developing and marketing medical products, including orthopaedic devices and equipment; and

         WHEREAS, the Employee desires to be employed by the Company as its President and Chief Operating Officer, and the Company desires to employ the Employee in such capacity in accordance with the terms hereof;

         NOW, THEREFORE, in consideration of such employment, and other good and valuable consideration, it is agreed:

1.       Definitions.

         As used in this Agreement:

                  (a) "Company" means Orthopaedic Biosystems Ltd., Inc. and its successors and assigns, and any of its present or future subsidiaries, or organizations controlled by, controlling or under common control with it.

                  (b) "Confidential Information" means information developed by, disclosed to, or otherwise known by the Employee as a consequence of or through his employment by the Company which is comprised of or relates in any way to (i) the processes used and to be used in Company's business; (ii) the methods and results of Company's research and development activities; (iii) any Invention, discovery, technological development, manufacturing design or technique, process, system, machine, device or improvement, computer software program, composition, or data and information which Employee, alone or jointly with others, produces, discovers, compiles, fixes in a tangible medium, or reduces to practice, and (iv) any other technical and non-technical information and data relating to Company's business, except such items which Employee can prove by clear and convincing evidence were (x) publicly and openly known prior to the date of Employee's initial employment by the Company, and therefore in the public domain, or (y) subsequent to the date of Employee's initial employment by the Company became publicly and openly known through no fault or wrongful act of the Employee.
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                                      -2-


                  (c) "Inventions" mean discoveries, concepts, works of authorship, and ideas, whether or not patentable, copyrightable or subject to any other form of protection, including but not limited to processes, methods, formulas, techniques, as well as improvements thereof or know-how related thereto, concerning any present or prospective activities of the Company with which the Employee becomes acquainted as a result of his employment by the Company.

2.       Employment.

         Commencing on the date hereof, the Company shall employ Employee, and Employee shall serve as an employee of the Employer upon the terms and conditions herein set forth.

3.       Scope of Employment.

         During the term of this Agreement, Employee shall devote such time, attention and energy to the business of the Company as shall be required for him to carry out his duties hereunder. He shall serve as President and Chief Operating Officer of the Company and shall have the authority to perform and shall perform all of the duties that are customary for the office of President, subject at all times to the control and direction of the Board of Directors of the Company, and shall (i) execute the Company's strategic business plan to maximize opportunities of the Company's technology, (ii) provide leadership to raise the required equity funding necessary to reach the goals set forth in the Company's business plan, and (iii) perform such services as typically are provided by the chief operating officer of a corporation in supervising the day-to-day conduct of the Company's business, and such other services consistent therewith as shall be assigned to Employee from time to time by the Board of Directors of the Company. During the term of this Agreement, Employee shall not engage in any other business activity which, in the reasonable judgment of the Company's Board of Directors conflicts with the duties of Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that it is understood that this Section 3 shall not preclude Employee from making passive investments in other business entities as long as Employee notifies the Board of Directors in advance in the event that the Employee intends to make a passive investment in the Company's industry.

4.       Term.

         4.1 The term of this Agreement shall commence on the date hereof and continue until July 2, 1998. This Agreement shall expire as of the close of business on July 2, 1998 unless the parties agree in writing to extend the term for an additional one (1) year period, in which case this Agreement shall expire as of the close of business on July 1, 1999.
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         4.2 Notwithstanding the term of employment provided for in Section 4.1, this Agreement shall immediately terminate upon Employee's death or Permanent Disability. For purposes of this Agreement, Permanent Disability shall mean any physical or mental condition which materially interferes with the performance of Employee's customary duties in Employee's capacity as President of the Company where such disability has continued for a period of one hundred eighty (180) consecutive days. This Agreement may be terminated at any time at the convenience of either party hereto.

5.       Compensation

         5.1 Employee shall be paid a base salary at a rate of One Hundred Forty Thousand Dollars ($140,000.00) per year with respect to periods of his employment hereunder. Such base salary shall be payable in equal installments coinciding with the Company's customary pay periods, and shall be subject to withholding and other deductions as required by law.

         5.2 Subject to the provisions of Section 4 hereof, Employee will be entitled to be paid a bonus by the Company if the Company attains its quarterly sales goals during calendar year 1998. The bonus amounts and the Company's sales goals are as follows:

         1998 Period                            Company Sales            Bonus
January 1 - March 31                             $  350,000           $   10,000
April 1 - June 30                                $  835,000               12,500
July 1 - September 30                            $1,150,000               15,000
October 1 - December 31                          $1,390.000               22,500
                                                 ----------
                                                 $3,725,000


The Company's sales for this purpose mean gross sales revenues reduced by returns and products repurchased from distributors for the quarter in question reflected on the Company's books and records, and shall be determined as soon as practicable following the close of a calendar quarter. Sales goals will be determined on a cumulative as well as a quarterly basis so that the goal of one quarter may be met with excess sales from a subsequent quarter. Consequently, if the sales goal is not met in the first quarter, but the total sales for the first and second quarters exceed the sum of the sales goals for both quarters, the Employee will be entitled to receive payment of his bonus for both the first quarter and the second quarter, which amount will be payable following the close of the second quarter. Any bonus payable to Employee will be paid as soon as practicable following the close of a calendar quarter, and will be paid all in cash.

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         5.3 The Employee is hereby granted options to purchase 150,000 shares of the Company's common stock at a purchase price of $2.00 per share on the conditions set forth in this Section 5.3. The options will be issued to Employee pursuant to the Company's 1998 Incentive Stock Option Plan to the extent such plan is not inconsistent with the provisions of this Section 5.3. The Employee's right to such options will vest at a rate of 37,500 shares per year commencing January 1, 1999. The options may be exercised in whole or in part at any time following their respective vesting dates. but will expire seven years after each such date. No option may be exercised by the Employee unless he is employed by the Company on both the date the option vests and on the date of exercise. All options granted hereunder are non transferable. If the assets or capital stock of the Company are acquired by or merged into another corporation, and Employee is employed by the Company as of the date of such transaction, the Employee's options granted pursuant to this Section 5.3 shall immediately vest and the Employee shall have the right to exercise any vested stock options as of the date of such transaction. All options shall be exercised by written notice to the Company accompanied by payment in full of the option price. The option price shall be paid to the Company by cashier's or certified check. The parties agree to enter into a Stock Option Agreement reflecting the terms of this Section 5.3. The number of shares of common stock subject to the option will be proportionately adjusted, as determined by the Board of Directors, in the event of any extraordinary dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin off, combination, repurchase, or share exchange, or other similar corporate transaction or event effecting the Company's common stock.


         5.4 Employee will be eligible to participate in any group health plan, life insurance plan and any other employee benefit or incentive compensation plan or arrangement now in effect or hereafter adopted by the Company; provided, however, that the Company reserves the right to modify or discontinue any such plan or arrangement at any time for any reason it deems appropriate, and the Company may do so for reasons other than financial necessity. Employee's participation in any such plan or arrangement shall be commensurate with the Employee's compensation and position with the Company, and will otherwise be subject to the provisions of any document setting forth the terms and conditions of any such plan or arrangement. Notwithstanding any contrary provision hereof, this Agreement does not modify the provisions of any such plan or arrangement.

         5.5 Employee shall be entitled to a number of paid vacation days as shall be determined by the Company in accordance with its policy or practices with respect to other senior officers of the Company. Company will reimburse the Employee. in accordance with its policies in effect from time to time, for reasonable business expenses incurred by Employee in promoting the business of the Company upon presentation by Employee of an itemized account of such expenses. Company will provide Employee with an automobile allowance of Four Hundred Dollars ($400.00) per month.
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         5.6 The Company will reimburse Employee for the reasonable expenses of moving his family from Warsaw, Indiana to the Phoenix, Arizona metropolitan area upon presentation of suitable evidence of such expenses. Further, the Company will pay Employee an allowance for temporary living expenses in the Phoenix area in the amount of $370 per week for up to 26 weeks, and will reimburse Employee for transportation expenses of up to $1,000 for each of two trips by his wife for visits to the Phoenix area prior to her move.

6.       Discharge by Company.

         The Company shall be entitled to terminate this Agreement and to discharge the Employee at any time, but only for "cause." The term "cause" shall be limited to the following grounds:

                  (a) The Employee's failure (for reasons other than disability) or refusal to perform the Employee's duties and responsibilities as set forth in Section 3 hereof, continuing after written warning from the Company;

                  (b) Dishonesty affecting the Company;

                  (c) Excessive use of illegal drugs, or excessive use of alcohol that is not being medically treated as alcoholism, which materially interferes with performance of the Employee's obligations under this Agreement and which continues after written warning from the Company;

                  (d) Conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation;

                  (e) The commission by the Employee of any willful or intentional act which could reasonably be expected to materially injure the reputation, business or business relationships of the Company; and

                  (f) Any material breach (not covered by any of the clauses (a) through (e)) of any of the provisions of this Agreement, if such breach is not cured within ten (10) days after written notice thereof to the Employee by the Company.

7.       Severance Pay.


         In the event that the Board of Directors shall terminate this Agreement pursuant to Section 4.2 (unless such termination is for cause), Employee shall be paid a Severance Payment equal to

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twelve (12) months base salary set forth in Section 5.2 hereof. Such Severance
Payment shall be paid in equal monthly installments commencing on the first day of the month following the date of termination. Notwithstanding the foregoing provisions of this Section 7, (i) in the event the assets or capital stock of the Company are acquired by or merged into another corporation, and Employee is not offered a position with the Company's successor that is reasonably commensurate with his employment hereunder, then Employee shall be entitled to receive the Severance Payment provided by this Section 7, and (ii) in the event Employee's employment expires or terminates prior to July 3, 1998 for any reason, no Severance Payment shall be made by the Company.

8.       Employee's Representations and Warranties.

         Employee covenants, represents and warrants to the Company that (i) Employee has not entered into, and will not enter into, any agreement or obligation that may interfere with Employee's full compliance with the terms of this Agreement, and (ii) Employee currently has no property rights or claims relating to any invention, discovery, concept or idea, or any improvement thereof, or know-how related thereto, acquired at any time which has not been disclosed to the Company in writing by the Employee prior to the date hereof.

9.       Inventions.

         With respect to Inventions made or conceived by the Employee, whether or not during the hours of his employment or with the use of the Company facilities, materials, or personnel, either solely or jointly with others during his employment by the Company, or within two (2) years after termination of such employment if based on or related to Confidential Information:

                  (a) The Employee shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail a description of the invention and any processes associated with its promotion. A detailed written report also will be submitted by the Employee upon completion of any studies or research projects undertaken on the Company's behalf, whether or not in the Employee's opinion a given project has resulted in an Invention.

                  (b) The Employee shall apply, at the Company's request and expense, for United States and foreign letters patent either in the Employee's name or otherwise as the Company shall desire.

                  (c) The Employee hereby assigns and agrees to assign to the Company or its nominee, without further consideration, all of Employee's rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions. Any copyrightable works involving Employee
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(including separate contributions by Employee to collective works) will be deemed to be "works for hire" under the copyright laws of the Unites States.

                  (d) The Employee shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, such written instruments and do such other acts, such as giving testimony in support of any patent application, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.

                  (e) The Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined herein but which are conceived or made by the Employee during the hours which he is employed by the Company or with the use or assistance of the Company's facilities, materials or personnel.

10.      Restrictive Covenants.

         10.1 Employee agrees that he will not, either during his employment or at any time after cessation of such employment, impart or disclose any of the Confidential Information to any person, firm or corporation other than Company, or use any of such Confidential Information, directly or indirectly for the Employee's own benefit or for the benefit of any person, firm or corporation other than Company or its affiliates. Employee's obligations under this Section
10.1 shall cease with respect to any such Confidential Information if such information (i) was already known to Employee at the time of disclosure, free of any obligation to keep it confidential, or (ii) was subsequently disclosed to Employee without breach of this Agreement by a third person who rightfully received and disclosed it without breaching any confidentiality obligation to the Company. It is also understood by the parties that Employee may be required to disclose Confidential Information (a) pursuant to subpoena or other court process, (b) at the express direction of any other authorized government agency or (c) otherwise as required by law or regulation. Disclosure of Confidential Information or any part thereof in such circumstances will not constitute a breach of the confidentiality provisions set forth in this Agreement, provided that Employee notifies Company in advance of any such disclosure and cooperates with Company in any efforts that Company may make to seek a protective order with respect to such disclosure.

         10.2 In addition to the foregoing agreements relating to the Company's Confidential Information, during the term of this Agreement (including any renewals thereof) and during the term of the "Post-Employment Period" (as defined herein), Employee will not, without the
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Company's prior written consent, (i) solicit any of the employees of Company for the purpose of hiring or retaining any such employees, (ii) hire or retain or cause to be hired or retained any of the employees of Company or (iii) become involved in any manner, including without limitation as an officer, director, employee. consultant, representative, partner, owner or shareholder (except as a holder of less than a two percent (2%) equity interest in a public entity) in any business located in the United States which is in the business of inventing, developing, manufacturing, marketing, providing or selling products competitive with the products that the Company has developed, manufactured, marketed, produced or sold, or is in the process of developing (and reasonably expect to bring to market within one (1) year after the expiration of the Post-Employment Period or longer if required by the U.S. Food and Drug Administration clearance or approval process), manufacturing, marketing, producing or selling as of the date that Employee's employment terminates. For purposes of this Agreement, the term "PostEmployment Period" shall mean. the period commencing on the date that this Agreement is terminated for any reason and ending one (1) year from the date of such termination; provided, however, that in the event this Agreement expires or terminates for any reason prior to July 3, 1998, the restrictive provisions of this Section 10.9 shall not apply and there will be no "Post-Employment Period."

         10.3 Employee agrees that all memoranda, lab books, notes, records, charts, formulae, specifications, lists and other documents made, compiled, received, held or used by Employee while employed by Company, concerning any phase of Company's business or its Confidential Information, shall be Company's property and shall be delivered by Employee to Company upon termination of Employee's employment or at any earlier time on the request of Company.

         10.4 Employee acknowledges that given his access to information regarding Company, the provisions of this Section 10 are reasonable and necessary to protect Company's business. Employee further acknowledges that Employee has carefully reviewed the provisions of this Section 10, that Employee fully understands the economic consequences thereof, that Employee has assessed the respective advantages and disadvantages to Employee of entering into this Agreement and Employee has concluded that. in light of Employee's education, skills and abilities, the restrictions set forth in this Section 10 will not prevent Employee from earning a living after the termination of this Agreement. Employee agrees that each of the provisions of this Section 10, including, without limitation, the period of time, geographical area and types and scope of the restrictions on Employee's activities specified herein, are intended to be and shall be divisible. Employee further acknowledges that reasonableness of these provisions as an integral part of the terms of Employee's employment. If any provision of this Section 10 (including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any particular
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provision contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision is enforceable to the fullest extent compatible with the applicable law as it shall then appear.

         10.5 As it would be very difficult to measure the damages which would result to Employer from a breach of any of the covenants contained in this
Section 10 in the event of such a breach, Company shall have the right to have such covenants specifically enforced by a court of competent jurisdiction. Employee hereby recognizes and acknowledges that irreparable injury or damage shall result to the business of Company in the event of a breach or threatened breach by Employee of the terms and provisions of this Section 10. Therefore, Employee agrees that Company shall be entitled to an injunction restraining Employee from engaging in any activity constituting such breach or threatened breach. Nothing contained herein shall be construed as prohibiting Company from pursuing any other remedies available to Company at law or in equity for such breach or threatened breach, including, but not limited to, recovery of damages from Employee and, if Employee is still employed by Company, terminating the employment of Employee in accordance with the terms and provisions hereof.

         10.6 Employee agrees that during his employment hereunder and for six
(6) months thereafter, Employee will not attempt to solicit or induce any other employee of the Company to leave his or her employment with the Company or interfere with the business relationship between the Company and its suppliers or customers.

11.      Notices.

         For the purposes of this Agreement, notices and all other communications provided for or relating to the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile with a facsimile confirmation of transmission, delivered by overnight courier, or mailed by United States certified or express mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employee:            At the Employee's most recent residence
                                    address reflected on the Company's records.

         If to the Company:         Orthopaedic Biosystems Ltd., Inc.
                                    15990 N. Greenway-Hayden Loop
                                    Suite 100
                                    Scottsdale, Arizona 85260
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         with a copy to:            Steven P. Davis
                                    Aronberg Goldgehn Davis & Garmisa
                                    One IBM Plaza, Suite 3000
                                    Chicago, Illinois 60611

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.      General.

         12.1 No modification, amendment, extension or waiver of this Agreement shall be binding upon the Company or Employee unless made in a writing signed by an officer of the Company and Employee which expressly purports to modify this Agreement.

         12.2 This Agreement is the entire agreement between the parties involving the subject hereof and supersedes any discussion, negotiations, representations or prior or similar agreements upon the same subject. Company has offered Employee no inducements to enter into this Agreement other than as fully disclosed herein.

         12.3 This Agreement is personal to and not assignable by Employee without the Company's advance written consent. This Agreement shall inure to the benefit of, be binding upon and be enforceable by the Company, its successors and assigns, and shall be binding upon Employee and Employee's heirs, permitted assigns and legal representatives.

         12.4 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona, without reference to principles of conflicts of law.

         12.5 The language set forth in this Agreement shall be deemed to be the language chosen by both parties to express their mutual intent, and no rule of strict construction shall be applied against either party hereto.

         12.6 If a court of competent jurisdiction determines that any specific provision hereof is invalid and unenforceable and refuses to any reason to reform such provision as contemplated by the parties, the validity and enforceability of the remaining provisions of this Agreement shall not be affected, and the Agreement shall thereafter be construed as if the invalid provision had not been included in the Agreement, unless the elimination of such provision destroys the underlying business purpose of this Agreement.
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         12.7 Any claims to enforce any right of either party arising out of the employment relationship or seeking damages pertaining thereto or to an alleged breach hereof shall be filed in a court of competent jurisdiction within twelve
(12) months after the claim arises or the breach occurs, or such claim shall thereafter be barred from adjudication. In the event a dispute relating to this Agreement is litigated, the prevailing party shall be entitled to recover the costs and fees incurred in prosecuting such action, including, but not limited to, reasonable attorneys fees and the fees of any expert witnesses.

         12.8 This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                                    ORTHOPAEDIC BIOSYSTEMS LTD., INC.


                                    By: /s/ D. Ronald Yagoda
                                       -----------------------------------------


ATTEST:

---------------------------
         Secretary

                                    EMPLOYEE:

                                                 /s/ James W. Hart
                                    --------------------------------------------
                                                      Signature

                                                 /s/ James W. Hart
                                    --------------------------------------------
                                                    Printed Name